Exhibit 10.2

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A REQUEST
FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE
SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED
WITH THE COMMISSION.

THIRD AMENDMENT TO OEM PURCHASE AND SUPPLY AGREEMENT

This Third Amendment (the “Amendment”) is made as of June 10, 2005, by and between Cardiac Science, Inc., a Delaware corporation (“Supplier” or “Cardiac Science” or “CSI”), a medical device developer and manufacturer of automated external defibrillators having its principal place of business at 1900 Main Street, Irvine, CA 92614 and GE Medical Systems Information Technologies, Inc., a Wisconsin corporation d/b/a GE Healthcare (“GEMS-IT”), having its principal place of business at 8200 W. Tower Avenue, Milwaukee, WI 53223.

W I T N E S S E T H:

WHEREAS, CSI and GEMS-IT are parties to that certain OEM Purchase and Supply Agreement dated July 29, 2003, an “Addendum 1” to the OEM Purchase and Supply Agreement dated as of March 24, 2004, Amendment One to OEM Purchase and Supply Agreement dated August 10, 2004 (“Amendment One”), and Second Amendment to OEM Purchase and Supply Agreement dated February 14, 2005 (collectively, the “OEM Purchase and Supply Agreement”).

WHEREAS, CSI and GEMS-IT desire to supplement and amend the OEM Purchase and Supply Agreement as set forth herein.

WHEREAS, CSI and GEMS-IT are simultaneously entering into that certain Exclusive Distribution Agreement for United States and Canadian Hospitals (“Exclusive Distribution Agreement”) to provide GEMS-IT with certain exclusive distribution rights with respect to the OEM Products.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, is the parties hereto agree as follows:

1.  Construction. Except as provided in this Amendment, the terms and conditions set forth in the OEM Purchase and Supply Agreement shall remain unaffected by the execution of this Amendment. To the extent any provisions or terms set forth in this Amendment conflict with the terms set forth in the OEM Purchase and Supply Agreement, the terms set forth in this Amendment shall govern and control. Terms not otherwise defined herein, shall have the meanings set forth in the OEM Purchase and Supply Agreement. This Amendment amends the OEM Purchase and Supply Agreement and not that certain OEM Purchase Agreement entered into by the parties on July 29, 2003.

2.  Section 1.3 is hereby amended by inserting the following sentence at the end of that section:

“For the purposes of this Agreement, “GEMS-IT” shall include GEMS-IT and any GEMS-IT Affiliate or GEMS-IT Subcontractor (including distributors) involved in the marketing, sale, distribution or servicing of the OEM Products.”

3.  Section 1.4 is hereby deleted in its entirety and replaced with the following:

“Term of the Agreement. This Agreement will commence as of the Effective Date and continue until June 30, 2009 (the “Term”), unless terminated earlier under the terms of this Agreement. Any extension beyond the initial term shall be based upon the mutual agreement of the parties.

Notwithstanding the foregoing, this Agreement shall remain in effect and GEMS-IT shall have the right to purchase from Supplier, GE-branded Responder® AEDs and AED Pros (in GEMS-IT specified coloring) and related accessories and consumables for sale on a non-exclusive basis outside the United States and Canada (excluding the country of Japan) until December 31, 2010.”

4.  Section 2.15 is hereby deleted in its entirety and replaced with the following:

“Parts and Accessories” means the Service Parts and the Supplies and Accessories, collectively. “Service Parts” means the replacement parts and components used to service, maintain and repair the OEM Products. “Supplies and Accessories” means the accessories, consumables and other products that may be supplied in conjunction with, used with, or used as additions to the OEM Products.”

5.  Section 3.6 is hereby deleted in its entirety and replaced with the following:

“The Lead Time for the OEM Products is one (1) week for Order(s) of units of OEM Products that are within one hundred and ten percent (110%) of the volume of purchases in the previous calendar quarter. Supplier agrees that it is in the mutual business interest of the parties to ship the OEM Products on the next day or as soon as practicable after receipt of an Order.

If, during any calendar quarter, Supplier fails to meet three (3) or more Delivery Dates it has confirmed or that has been deemed accepted in accordance with Section 3.2, the then current Term of the Agreement shall be extended, and the date upon which GEMS-IT must attain minimum purchase levels to achieve exclusivity under the Exclusive Distribution Agreement shall be deferred, for an additional three (3) month period for each calendar quarter in which such failure occurs.”

6.  Section 9.4.1 is hereby deleted in its entirety and replaced with the following:

“Customer Service.  Outside of the United States and Canada, customer service calls will be handled by GEMS-IT. If a customer calls GEMS-IT with a Product Warranty issue (GEMS-IT fields the warranty call), GEMS-IT will inform Supplier of the warranty call and will receive a RMA from Supplier. GEMS-IT or its customer will return the product for repair or replacement to Supplier’s facility in Minnetonka, MN or Supplier’s then current facility. Supplier will repair or replace the OEM Product and deliver the OEM Product to a location requested by GEMS-IT within two (2) weeks of Supplier’s receipt of a returned OEM Product. Within the United States and Canada, customer service calls will be handled directly by Cardiac Science, and all repaired or replaced OEM Products must be delivered within two (2) weeks of Supplier’s receipt of a returned OEM Product. Supplier and GEMS-IT shall work together to ensure prompt communication to the other party of all customer communication.

Loaner Inventory. Within thirty (30) days of this Amendment, Cardiac Science shall provide, at no cost to GEMS-IT, up to fifteen (15) additional GE Healthcare-branded Responder® AEDs and/or AED Pros to be used by GEMS-IT as loaner inventory and to facilitate warranty exchanges for end users. These units shall be suitably configured with local languages as per GEMS-IT instructions.

In all cases, freight charges to and from Supplier’s facility for warranty service and loaner inventory will be paid by Supplier.

Out of Warranty Service. Outside the United States and Canada, if GEMS-IT requires out of warranty service from Cardiac Science, GEMS-IT will bill the customer as appropriate per GEMS-IT policies. GEMS-IT will inform Supplier of the customer issue and will receive a RMA from Supplier. GEMS-IT or its customer will return the product to Supplier’s facility as outlined above. Supplier will repair and deliver the product to a location requested by GEMS-IT within two (2) weeks of Supplier’s receipt of a returned OEM Product. Supplier will bill GEMS-IT at a discount to Supplier’s then current service fee schedule, which service fee schedule shall not exceed the amount Supplier charges (after discounts) for providing similar services to its own customers. GEMS-IT will bill the customer for the service provided. Within the United States and Canada, out of warranty customer service calls will be handled directly by Cardiac Science, and all repaired OEM Products must be delivered within two (2) weeks of Supplier’s receipt of a returned OEM Product. The parties agree that a list of out of warranty services, including prices and the discount rate described above, will be added to this Agreement within sixty (60) days of the effective date of the third amendment to this Agreement, or such later date as is mutually agreed upon by the parties.

Service Parts. Outside the United States and Canada, if Parts and Accessories are required by either GEMS-IT or its customers, GEMS-IT will inform Supplier and request direct shipment of such Parts and Accessories to GEMS-IT or its customer. Supplier will bill GEMS-IT at a discount to Supplier’s then current service parts schedule, which service parts schedule shall not exceed the amount Supplier charges (after discounts) for providing similar parts or accessories to its own customers. The parties agree that a list of Parts and Accessories, including prices and the discount rate described above, will be added to this Agreement within sixty (60) days of the effective date of the third amendment to this Agreement, or such later date as is mutually agreed upon by the parties. Within the United States and Canada, if Service Parts are requested by a GEMS-IT customer, Supplier may sell such Service Parts directly to such customer.

Confidentiality of Customer Information. Supplier agrees that any customer-related information obtained by Supplier as a result of its interaction with a GEMS-IT customer will be deemed to be GEMS-IT’s “Confidential Information”, and will not be used by Supplier for any commercial reason other than to fulfill its obligations under this Agreement. For clarity, this provision shall not prohibit or restrict Supplier in any way from doing business with, soliciting, transmitting information to, or otherwise soliciting entities or organizations that happen to be GEMS-IT customers provided that Supplier has not obtained the names, addresses and contact information for such entities or organizations by reviewing the GEMS-IT Confidential Information.

Quality Reports. Supplier will provide, on a monthly basis, a quality assurance report, which will include a listing of all product related corrective and preventative action reports (CAPAs) issued globally for OEM Products or equivalent CSI-branded devices, and a detailed description of the root cause analysis of the reason for the report; notwithstanding the foregoing, Supplier does not need to provide any information concerning Powerheart AED G3 automatic or FirstSave AED G3 or any other Cardiac Science products that GEMS-IT does not market. Upon request, Supplier will provide GEMS-IT with additional information on any item that appears in the quality assurance report and participate in phone calls with GEMS-IT regarding the same. Supplier will provide, on a monthly basis, a report listing all RMAs issued globally for OEM Products that have been sold directly or indirectly by GEMS-IT, and a detailed description of the root cause analysis of the reason for the return. Supplier shall promptly respond to GEMS-IT’s inquiries regarding RMAs if they involve GEMS-IT’s customers and the resolution of such RMAs.”

7.  Section 9.5 is hereby amended by inserting the following sentence at the end of such section:

“The prices for such replacement parts, technical support, repair services and exchange units shall be calculated by adding a reasonable margin to Supplier’s cost of procuring or producing such parts, support, services and units, and shall not exceed the amount Supplier charges (after discounts) for providing similar parts, support, services and units to its own customers. The parties agree that a list of such items, including prices, will be added to this Agreement within sixty (60) days of the effective date of the third amendment to this Agreement, or such later date as may be mutually agreed upon by the parties.”

8.  Exhibit A is hereby amended by inserting a new paragraph 4 to read as follows:

“4. Powerheart® model G3 Pro automated external defibrillator (AED) to be produced in GEMS-IT specified coloring and labeled GE Medical Responder® AED Pro, is a portable battery operated automated external defibrillator that analyzes a person’s electrocardiogram and advises an operator to deliver an electric shock(s) to a patient in order to restore normal heart rhythm; and includes Cardiac Science’s patented STAR® biphasic technology, RHYTHMx® algorithms and RescueReady® self-testing technology such as one button operation, pre-connected disposable electrode pads and status indicator. It also features manual-override operation, an ECG display, and infrared data transmission; a rechargeable battery and ECG cable are both optional.”

9.  Exhibit B is amended by inserting the following immediately prior to the last sentence in such Exhibit, which reads “All prices are in US Dollars (USD)”:

“The parties agree that if Supplier’s published list prices for the Powerheart AED G3, Powerheart AED G3 Pro and/or Powerheart CRM are reduced, then Supplier’s published price to GEMS-IT shall equal *%, *% and *% of the newly reduced list price, respectively, effective on the date such list prices are reduced.”

10.  Section 5 of Amendment One is hereby deleted in its entirety and replaced with the following:

“Exhibit A of the OEM Purchase and Supply Agreement is amended to provide for the addition of the OEM Products known as the “Powerheart® AED G3” and

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

“Powerheart® AED G3 Pro”. The specifications for these OEM Products are attached hereto as Exhibit A.

Non-Exclusive Marketing Rights. Supplier hereby grants to GEMS-IT the right to promote, sell and distribute OEM Products, branded as GEMS-IT Responder® products (in GEMS-IT specified coloring) in accordance with GEMS-IT’s instructions, including Parts and Accessories, on a non-exclusive basis, world-wide (excluding only the country of Japan). During the Term, for sale limited to the hospital market in the United States and Canada, at GEMS-IT’s option, the OEM Products may be branded as CSI Powerheart products or GEMS-IT Responder®.

Formal Sales Training. At mutually agreed locations and at a frequency mutual agreed to by the parties, Supplier shall provide formal sales training to GEMS-IT representatives. Each party shall bear its own costs for any such training.

Field Sales Support. During the Term for the hospital market in the United States and Canada, upon reasonable request by GEMS-IT and acceptance by Supplier, for which acceptance will not be unreasonably withheld, Supplier agrees to assist GEMS-IT field sales representatives in selling the OEM Products, Parts and Accessories. Said field support assistance shall be provided by Supplier’s regional sales managers (or other such qualified Supplier personnel) and be limited to sales presentations made alongside GEMS-IT representatives to qualified hospital personnel who have a expressed bona fide interest in purchasing the OEM Products.”

11.  Branding. Supplier agrees that the branding on all of Supplier’s non-OEM defibrillator products that are sold into the hospital market in the United States and Canada, including without limitation, the Powerheart AED G3, Powerheart AED G3 Pro and Powerheart CRM shall remain branded as “Powerheart”, with the Cardiac Science name or logo. Supplier has the right to change the brand name, provide however, that Supplier receives prior written consent from GEMS-IT, which shall not be unreasonably withheld.

12.  Governing Law. The validity, construction, performance and enforceability of this Amendment shall be governed in all respects by the laws of the State of New York, without reference to the choice-of-law provisions thereof.

13.  Counterparts; Facsimile. This Amendment may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Amendment by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Amendment by such party. Such facsimile copies shall constitute enforceable original documents.

14.  Severability. In the event any provision of this Amendment shall be determined to be invalid or unenforceable under applicable law, all other provisions of this Amendment shall continue in full force and effect unless such invalidity or unenforceability causes substantial deviation from the underlying intent of the parties expressed in this Amendment or unless the invalid or unenforceable provisions comprise an integral part of, or in inseparable from, the remainder of this Amendment. If this Amendment continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

15.  Interpretation. This Amendment has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Amendment. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Amendment against the party that has drafted it is not applicable and is waived. The provisions of this Amendment shall be interpreted in a reasonable manner to effect the purposes of the parties and this Amendment.

16.  Entire Agreement. The terms of this Amendment are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Amendment constitute the complete and exclusive statement of its terms and shall supersede any prior agreement with respect to the subject matter hereof.

17.  Headings. The article and section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their thereunto duly authorized representatives as of the date first above written.

Cardiac Science, Inc.	GE Medical Systems
Information Technologies, Inc.

By: /s/ Raymond W. Cohen	/s/ Matthias Weber

Name: Raymond W. Cohen Title: Chairman and CEO	Name: Matthias Weber Title: Vice President & General Manager Cardiology Systems